Exhibit 1

TRIAN ISSUES WHITE PAPER ON THE WALT DISNEY COMPANY

Describes Years of Board Failure on Core Responsibilities and Outlines Initiatives to Restore the Magic

Highlights Need for Adding Nelson Peltz and Jay Rasulo as Experienced, Independent Directors Aligned with Shareholders

NEW YORK, March 4, 2024 – The Trian Group,1 which beneficially owns $3.5 billion of common stock in The Walt Disney Company (NYSE: DIS), today issued a comprehensive assessment of Disney that links years of failed oversight concerning governance, executive compensation, succession and strategy by Disney’s Board of Directors to the Company’s chronic underperformance. This White Paper also provides information about the qualifications and insights of Trian’s two nominees for the Board and outlines initiatives that Trian believes the Board should consider to improve the governance and performance of the Company. The Disney annual meeting will be held on April 3, 2024.

Trian’s White Paper is available at: https://restorethemagic.com/wp-content/uploads/2024/03/Disney-Trian-White-Paper-2024.pdf

Trian said:

“We love Disney and believe it is one of the most advantaged diversified media companies with brands, assets and loyalty that enable it to delight consumers and perform for shareholders. However, we believe Disney has lost its way in the past decade, making strategic and operational missteps that have resulted in deteriorating financial performance2 and poor absolute and relative stock returns3, costing shareholders billions.4 We believe the root cause of Disney’s chronic underperformance is a Board that lacks focus, and accountability and has consistently failed to fulfill its essential duties. At this critical point for Disney, we believe shareholders need independent directors who have the dedication, shareholder mindset and track record necessary to help unlock the Company’s immense creative and financial potential. In our view, change is desperately needed.

Following rigorous analysis, we have outlined a number of areas in which we can bring fresh thinking, including: (i) enhancing corporate governance and accountability; (ii) accelerating media profitability; (iii) reviewing the creative engine, and (iv) clarifying Disney’s strategic focus. We are confident that with Nelson Peltz and Jay Rasulo in the Disney boardroom, working collaboratively with CEO Bob Iger and Disney’s other directors, we can restore the magic and generate returns that shareholders expect and deserve.”

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote “FOR” Nelson Peltz and Jay Rasulo, and “WITHHOLD” on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees. For more information, visit our website: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(212) 297-0720

(877) 629-6357

info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario

D.F. King & Co., Inc.

(212) 229-2634

Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to The Walt Disney Company (“Disney” or the “Company”). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) filed a definitive proxy statement and accompanying form of blue proxy card (as supplemented and amended on February 12, 2024, the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN’S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN’S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

1 Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund

Management L.P. and certain of its affiliates and other persons (the “Definitive Proxy Statement”)) for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $775,000, in each case as further detailed in the Definitive Proxy Statement. Note that ownership position values are based on Disney’s share price at the close of business on February 12, 2024.

2 Operating income, free cash flow and earnings per share have declined by 18%, 50% and 85%, respectively, since 2018. Source: SEC filings. Note: Earnings per share represents "Diluted EPS from continuing operations”.

3 Disney’s total shareholder return (“TSR”) (defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid) through 10/06/23 is negative over the 1, 2, 3, 4, 5, 6, 7, and 8-years prior to 10/06/23. 10/06/23 represents the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation. Additionally, Disney’s TSR vs. the S&P 500 over a 1, 3, 5, and 10 year period is -34%, -66%, -89% and -168%, respectively in such periods prior to 10/06/23. We highlight the S&P 500 here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index.

4 Disney shareholders have collectively lost over $200 billion. “Over $200 billion” represents the cumulative market value lost between Disney’s all-time high closing price on 03/08/21 and 10/06/23.

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